Exhibit 99.3

The following table summarizes the estimated sources and uses of funds for the Financing Transactions and the sale of the Snowflake mill. The proposed amounts of the financings described below are estimates. The actual amounts may differ from these estimates.

Sources	Amount	Uses	Amount
(U.S. dollars, in millions)
Senior Term Loan	$450	Retire Certain ACI Notes(4)	$485
Senior Secured Notes Offered Hereby	415	Accrued Interest on Retired ACI Notes(5)	10
Exchange Notes(1)	267	Termination of Abitibi Credit Facilities(6)(7)	689
Convertible Notes(2)	350	Paydown Senior Term Loan(8)	50
Snowflake Sale Proceeds(3)	161	Estimated Transaction Costs	70
		Excess Cash(7)	339

Total Sources	$1,643	Total Uses	$1,643

(1)	Assumes only the amount of ACI Notes necessary to satisfy the Minimum Tender Condition are exchanged in the Exchange Offer.
(2)	Abitibi will receive the proceeds from the Convertible Notes offering as a result of the D Corp. Reorganization.
(3)	We have previously announced that we have entered into an agreement to sell our Snowflake mill. The transaction is expected to close in April 2008. Completion of the sale of the Snowflake mill is not a condition to completion of the Financing Transactions.
(4)	Includes the premium over par being paid in connection with ACI notes exchanged prior to April 1, 2008. Any ACI notes due April 1, 2008 not tendered in the exchange offers will be retired at maturity. Any ACI Notes not tendered in the Exchange Offer will be retired at maturity. As of December 31, 2007, approximately US$195.6 million aggregate principal amount of 6.95% Senior Notes due 2008 were outstanding; approximately US$150.0 million aggregate principal amount of 5.25% Senior Notes due 2008 were outstanding; and approximately US$150.0 million aggregate principal amount of 7.875% Senior Notes due 2009 were outstanding.
(5)	Represents interest accrued on the ACI Notes tendered in the Exchange Offers from the last interest payment date for each series of ACI Notes as of April 1, 2008.
(6)	The $710 million (US$711 million) Abitibi credit facilities consist of two components: “Facility A” is a $510 million (US$511 million) revolving credit facility secured by certain fixed assets and “Facility B” is a $200 million (US$200 million) revolving credit facility secured by certain working capital elements. Both Facility A and Facility B bear interest at a rate based on, at Abitibi’s option, the prime rate, a U.S. base rate or LIBOR, plus, in each case, a margin based on Abitibi’s credit rating. The interest rate on both Facility A and Facility B were 7.89% as of December 31, 2007.
(7)	The ACI credit facilities include a letter of credit facility under which approximately US$73 million in letters of credit were outstanding as of December 31, 2007. As a result, the US$689 million reflected above for the termination of the ACI credit facilities reflects the designation of US$73 million cash from the proceeds of the Financing Transactions as restricted cash to collateralize these obligations subsequent to the termination of the ACI credit facilities.
(8)	Under the terms of the Senior Term Loan that we intend to enter into, we will be required to use US$50 million of the proceeds from the sale of the Snowflake mill to pay down a portion of the outstanding principal balance. The remaining proceeds will be used to provide us with additional short-term liquidity and to fund working capital.